                                               Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                     FINAL TERMS NO. 2132 DATED 22 JUNE 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$1,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
 CURRENTLY TOTALING A$ 2,311,222,000.00 (A$ 894,214,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.    (i)   Issuer:                                       Queensland Treasury Corporation

      (ii)  Guarantor:                                    The Treasurer on behalf of the Government
                                                          of Queensland

2.          Benchmark line:                               2017

                                                          (to be consolidated and form a single
                                                          series with QTC 6% Global A$Bonds due 14

                                                          September 2017, ISIN US748305BG31)

3.    Specific Currency or Currencies:                    AUD ("A$")

4.    (i)   Issue price:                                  99.749%

      (ii)  Dealers' fees and commissions paid by         No fee or commission is payable in respect
            Issuer:                                       of the issue of the bond(s) described in
                                                          these final terms (which will constitute a
                                                          "pricing supplement" for purposes of any
                                                          offers or sales in the United States or to
                                                          U.S. persons). Instead, QTC pays fees and
                                                          commissions in accordance with the
                                                          procedure described in the QTC Offshore
                                                          and Onshore Fixed Interest Distribution
                                                          Group Operational Guidelines.

5.    Specified Denominations:                            A$1,000

6.    (i)   Issue Date:                                   24 June 2009

      (ii)  Record Date (date on and from which           6 March  / 6 September. Security will be
            security is Ex-interest):                     ex-interest on and from 7 March / 7
                                                          September.

      (iii) Interest Payment Dates:                       14 March / 14 September

7.          Maturity Date:                                14 September 2017

8.          Interest Basis:                               6 per cent Fixed Rate

9.    Redemption/Payment Basis:                           Redemption at par

10.         Change of Interest Basis or                   Not Applicable
            Redemption/Payment Basis:

11.   (i)   Status of the Bonds:                          Senior and rank pari passu with other
                                                          senior, unsecured debt obligations of QTC

      (ii)  Status of the Guarantee:                      Senior and ranks pari passu with all its
                                                          other unsecured obligations

12.   Method of distribution:                             Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.   Fixed Rate Note Provisions Applicable

      (i)   Rate(s) of Interest:                          6 per cent per annum payable semi-annually
                                                          in arrears

      (ii)  Interest Payment Date(s):                     14 March and 14 September in each year up
                                                          to and including the Maturity Date

      (iii) Fixed Coupon Amount(s):                       A$30 per A$1,000 in nominal amount
            (Applicable to bonds in definitive form)

      (iv)  Determination Date(s):                        Not Applicable

      (v)   Other terms relating to the method of         None
            calculating interest for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14.   Final Redemption Amount:                            A$1,000 per bond of A$1,000 Specified
                                                          Denomination

                                                          (NB:  If the Final Redemption Amount is
                                                          other than 100 per cent. of the nominal
                                                          value the bonds will be derivative
                                                          securities for the purposes of the
                                                          Prospectus Directive and the requirements
                                                          of Annex XII to the Prospectus Directive
                                                          Regulation will apply and the Issuer will
                                                          prepare and publish a supplement to the
                                                          Prospectus)

15.   Early Redemption Amount(s) payable on               Not Applicable
      redemption for taxation reasons or on event
      of default and/or the method of calculating
      the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.   Form of Bonds:                                      Permanent Global Note not exchangeable for
                                                          Definitive Bonds

17.   Additional Financial Centre(s) or other             Not Applicable
      special provisions relating to Payment
      Dates:

18.   Talons for future Coupons or Receipts to be         No
      attached to Definitive Bonds (and dates on
      which such Talons mature):

19.   Other terms or special conditions:                  Not Applicable

                                                          (When adding any other final terms
                                                          consideration should be given as to
                                                          whether such terms constitute "significant
                                                          new factors" and consequently trigger the
                                                          need for a supplement to the Prospectus
                                                          under Article 16 of the Prospectus
                                                          Directive)

DISTRIBUTION

20.   (i)   If syndicated, names and addresses of         Not Applicable
            Managers and underwriting commitments:

      (ii)  Date of Dealer Agreement:                     19 June 2009

      (iii) Stabilizing Manager(s) (if any):              Not Applicable

21.   If non-syndicated, name and address of              Commonwealth Bank of Australia
      relevant Dealer:                                    Level 4,
                                                          Cnr Pitt Street and Martin Place
                                                          Sydney NSW 2000

22.   Whether TEFRA D or TEFRA C rules applicable         TEFRA Not Applicable
      or TEFRA rules not applicable:

23.   Non exempt Offer                                    Not Applicable

                                                          (N.B. Consider any local regulatory
                                                          requirements necessary to be fulfilled so
                                                          as to be able to make a non-exempt offer
                                                          in relevant jurisdictions. No such offer
                                                          should be made in any relevant
                                                          jurisdiction until those requirements have
                                                          been met. Non-exempt offers may only be
                                                          made into jurisdictions in which the base
                                                          prospectus (and any supplement) has been
                                                          notified/passported.)

24.   Additional selling restrictions:                    Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official
List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000
Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the
United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                            PART B--OTHER INFORMATION

1.   LISTING AND ADMISSION TO TRADING

         (i) Listing                                      Bourse de Luxembourg.

         (ii) Admission to trading:                       Application has been made by the Issuer
                                                          (or on its behalf) for the bonds to be
                                                          admitted to trading on the regulated
                                                          market of the Bourse de Luxembourg with
                                                          effect from the Issue Date.

                                                          (Where documenting a fungible issue need
                                                          to indicate that original securities are
                                                          already admitted to trading.)

2.   RATINGS

         Ratings:                                         The bonds to be issued have been rated:

                                                          S&P:     AA+
                                                          Moody's: Aa1

                                                          An obligation rated 'AA+' by S&P has the
                                                          second highest long term credit rating
                                                          assigned by Standard & Poor's and differs
                                                          from the highest rated obligations by
                                                          only a small degree.  The obligor's
                                                          capacity to meet its financial commitment
                                                          on the obligation is very strong.

                                                          An obligation rated 'Aa1' by Moody's has
                                                          the second highest long term credit
                                                          rating assigned by Moody's. Obligations
                                                          rated 'Aa1' are judged to be of high
                                                          quality and are subject to very low
                                                          credit risk.

                                                          A credit rating is not a recommendation
                                                          to buy, sell or hold securities and may
                                                          be revised or withdrawn by the rating
                                                          agency at any time.  Each rating should
                                                          be evaluated independently of any other
                                                          rating.

                                                          (The above disclosure should reflect the
                                                          rating allocated to bonds issued under
                                                          the bond facility generally or, where the
                                                          issue has been specifically rated, that
                                                          rating.)

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:                           See "Use of Proceeds" section in the
                                                          prospectus supplement--if reasons for
                                                          offer different from making profit and/or
                                                          hedging certain risks will need to
                                                          include

                                                          those reasons here.

(ii)     Estimated net proceeds:                          Not Applicable.

                                                          (If proceeds are intended for more than
                                                          one use will need to split out and
                                                          present in order of priority.  If
                                                          proceeds insufficient to fund all
                                                          proposed uses state amount and sources of
                                                          other funding.)

(iii)    Estimated total expenses:                        Not Applicable.

                                                          [Expenses are required to be broken down
                                                          into each principal intended "use" and
                                                          presented in order of priority of such
                                                          "uses".]

5.   YIELD

         Indication of yield:                             6.30%

                                                          Calculated as 7 basis points less than
                                                          the yield on the equivalent A$ Domestic
                                                          Bond issued by the Issuer under its
                                                          Domestic A$ Bond Facility on the Trade
                                                          Date.
                                                          The yield is calculated at the Trade Date
                                                          on the basis of the Issue Price. It is
                                                          not an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)      ISIN Code:                                       US748305BG31

(ii)     Common Code:                                     027594204

(iii)    CUSIP Code:                                      748305BG3

(iv)     Any clearing system(s) other than Depositary     Not Applicable
         Trust Company, Euroclear Bank S.A./N.V. and
         Clearstream Banking, societe anonyme and the
         relevant identification number(s):

(v)      Delivery:                                        Delivery free of payment

(vi)     Names and addresses of additional Paying         [__________]
         Agent(s) (if any):

7.   TERMS AND CONDITIONS OF THE OFFER

(i)      Offer Price;                                     Not applicable

(ii)     [Conditions to which the offer is subject;]      Not applicable

(iii)    [Description of the application process;]        Not applicable

(iv)     [Details of the minimum and/or maximum amount    Not applicable
         of application;]

(v)      [Description of possibility to reduce            Not applicable
         subscriptions and manner for refunding excess
         amount paid by applicants;]

(vi)     [Details of the method and time limits for       Not applicable
         paying up and delivering the bonds;]

(vii)    [Manner in and date on which results of the      Not applicable
         offer are to be made public;]

(viii)   [Procedure for exercise of any right of          Not applicable
         pre-emption, negotiability of subscription
         rights and treatment of subscription rights
         not exercised;]

(ix)     [Categories of potential investors to which      Not applicable
         the bonds are offered and whether tranche(s)
         have been reserved for certain countries;]

(x)      [Process for notification to applicants of the   Not applicable
         amount allotted and the indication whether
         dealing may begin before notification is
         made;]

(xi)     [Amount of any expenses and taxes specifically   Not applicable
         charged to the subscriber or Purchaser;]

(xii)    [Name(s) and address(es), to the extent know     None
         to the Issuer, of the placers in the various
         countries where the offer takes place.]